Exhibit 23.02


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Prospectus/Registration Statement on Amendment No. 3 to Form S-3 of our report dated March 16, 2001, except for Note 6 as to which the date is May 29, 2001, and Note 23 as to which the date is August 10, 2001, relating to the consolidated financial statements which appears in AT&T Corp.'s Current Report on Form 8-K filed on September 24, 2001. We also consent to the incorporation by reference of our report dated May 29, 2001 relating to the financial statement schedule, which appears in such Current Report on Form 8-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.




PricewaterhouseCoopers LLP

New York, New York
February 26, 2002





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